Exhibit 99.1

News Release
Contact: Michael Stivala
Chief Financial Officer
P.O. Box 206, Whippany, NJ 07981-0206
Phone: 973-503-9252
FOR IMMEDIATE RELEASE
Suburban Propane Partners, L.P. Announces
Third Quarter Results Following Twenty-Sixth Distribution Increase
Whippany, New Jersey, August 5, 2010 — Suburban Propane Partners, L.P. (NYSE:SPH), a nationwide distributor of propane, fuel oil and related products and services, as well as a marketer of natural gas and electricity, today announced results for its third quarter ended June 26, 2010.
Consistent with the seasonal nature of the propane and fuel oil businesses, the Partnership typically experiences a net loss in the third quarter. Net loss for the three months ended June 26, 2010, narrowed to $6.6 million, or $0.19 per Common Unit, compared to a net loss of $7.4 million, or $0.23 per Common Unit, in the prior year third quarter. Net loss for the quarter included a non-cash charge of $1.8 million to accelerate depreciation expense on certain assets taken out of service. Earnings before interest, taxes, depreciation and amortization (“EBITDA”) for the third quarter of fiscal 2010 amounted to $9.4 million, compared to $11.5 million in the prior year quarter. Adjusted EBITDA (as defined and reconciled below) was $9.1 million for the third quarter of fiscal 2010, compared to $17.7 million in the prior year third quarter.
In announcing these results, President and Chief Executive Officer Michael J. Dunn, Jr., said, “The operating challenges experienced during the first half of fiscal 2010 persisted into the third quarter as sales volumes continued to be negatively affected by the weak economy and an extremely warm weather pattern. Nonetheless, our employees deserve credit for managing costs, driving operating efficiencies and delivering solid results in the midst of these challenges. In addition, during the third quarter we closed on our third acquisition this fiscal year, expanding our service territory in strategic markets where we already have a strong presence. We funded these acquisitions, as well as all of our working capital needs, with cash on hand and we ended the quarter with more than $170 million of cash on the balance sheet.”
Mr. Dunn added, “On the strength of these earnings and cash flows, we are pleased to deliver our seventeenth consecutive increase in our quarterly distribution rate (twenty-sixth since the recapitalization in 1999) to $0.845 per Common Unit, or $3.38 annualized, which represents 2.4% growth compared to the prior year third quarter.”
Retail propane gallons sold in the third quarter of fiscal 2010 decreased 5.2 million gallons, or 8.5%, to 56.0 million gallons compared to 61.2 million gallons in the prior year third quarter. Sales of fuel oil and other refined fuels decreased 3.1 million gallons, or 32.0%, to 6.6 million gallons during the third quarter of fiscal 2010 compared to 9.7 million gallons in the prior year third quarter. The decrease in volumes was primarily attributable to the ongoing weak economy.

In addition, while not typically a factor impacting volumes for the third quarter, the Partnership experienced extreme warmer than normal temperatures throughout much of its service territories that began in March 2010 and carried into the third quarter of fiscal 2010, particularly in the northeast. Average temperatures in the northeast region of the United States were approximately 30% warmer than normal for the third quarter of fiscal 2010.
Revenues of $198.1 million increased $13.7 million, or 7.4%, compared to the prior year third quarter, primarily due to higher average selling prices associated with higher average product costs, offset to an extent by the lower volumes sold. Average posted prices for propane and fuel oil were 49.2% and 35.5% higher, respectively, compared to the prior year third quarter. Cost of products sold for the third quarter of fiscal 2010 of $106.6 million increased $19.1 million, or 21.8%, compared to $87.5 million in the prior year third quarter. Cost of products sold in the third quarter of fiscal 2010 included a $0.3 million unrealized (non-cash) gain attributable to the mark-to-market adjustment for derivative instruments used in risk management activities, compared to a $6.1 million unrealized (non-cash) loss in the prior year quarter; these unrealized gains and losses are excluded from Adjusted EBITDA for both periods in the table below.
Combined operating and general and administrative expenses of $82.0 million for the third quarter of fiscal 2010 were $3.4 million, or 4.0%, lower than the prior year third quarter, primarily due to lower variable compensation attributable to lower earnings, continued operating efficiencies at the field level, lower bad debt expense and savings in insurance costs.
Net interest expense decreased $3.3 million, or 32.7%, as a result of lower outstanding debt during the third quarter of fiscal 2010 compared to the prior year third quarter due to the $183.0 million debt reduction in the second half of fiscal 2009. Once again, the Partnership funded all working capital requirements with cash on hand without the need to borrow under its working capital facility and ended the third quarter of fiscal 2010 with more than $170.0 million of cash.
On July 26, 2010, the Partnership announced that its Board of Supervisors declared the twenty-sixth increase (since the Partnership’s recapitalization in 1999) in the Partnership’s quarterly distribution from $0.84 to $0.845 per Common Unit for the three months ended June 26, 2010. On an annualized basis, this increased distribution rate equates to $3.38 per Common Unit, an increase of $0.02 per Common Unit from the previous distribution rate, and an increase of 2.4% compared to the third quarter of fiscal 2009. The $0.845 per Common Unit distribution will be paid on August 10, 2010 to Common Unitholders of record as of August 3, 2010.
Suburban Propane Partners, L.P. is a publicly-traded master limited partnership listed on the New York Stock Exchange. Headquartered in Whippany, New Jersey, Suburban has been in the customer service business since 1928. The Partnership serves the energy needs of approximately 850,000 residential, commercial, industrial and agricultural customers through more than 300 locations in 30 states.
This press release contains certain forward-looking statements relating to future business expectations and financial condition and results of operations of the Partnership, based on management’s current good faith expectations and beliefs concerning future developments.

These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those discussed or implied in such forward-looking statements, including the following:
•	The impact of weather conditions on the demand for propane, fuel oil and other refined fuels, natural gas and electricity;

•	Volatility in the unit cost of propane, fuel oil and other refined fuels and natural gas, the impact of the Partnership’s hedging and risk management activities and the adverse impact of price increases on volumes as a result of customer conservation;

•	The ability of the Partnership to compete with other suppliers of propane, fuel oil and other energy sources;

•	The impact on the price and supply of propane, fuel oil and other refined fuels from the political, military or economic instability of the oil producing nations, global terrorism and other general economic conditions;

•	The ability of the Partnership to acquire and maintain reliable transportation for its propane, fuel oil and other refined fuels;

•	The ability of the Partnership to retain customers or acquire new customers;

•	The impact of customer conservation, energy efficiency and technology advances on the demand for propane and fuel oil;

•	The ability of management to continue to control expenses;

•	The impact of changes in applicable statutes and government regulations, or their interpretations, including those relating to the environment and global warming, derivative instruments and other regulatory developments on the Partnership’s business;

•	The impact of changes in tax regulations that could adversely affect the tax treatment of the Partnership for federal income tax purposes;

•	The impact of legal proceedings on the Partnership’s business;

•	The impact of operating hazards that could adversely affect the Partnership’s operating results to the extent not covered by insurance;

•	The Partnership’s ability to make strategic acquisitions and successfully integrate them;

•	The impact of current conditions in the global capital and credit markets, and general economic pressures; and

•	Other risks referenced from time to time in filings with the Securities and Exchange Commission (“SEC”) and those factors listed or incorporated by reference into the Partnership’s Annual Report under “Risk Factors.”
Some of these risks and uncertainties are discussed in more detail in the Partnership’s Annual Report on Form 10-K for its fiscal year ended September 26, 2009 and other periodic reports filed with the SEC. Readers are cautioned not to place undue reliance on forward-looking statements, which reflect management’s view only as of the date made. The Partnership undertakes no obligation to update any forward-looking statement, except as otherwise required by law.
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Suburban Propane Partners, L.P. and Subsidiaries
Consolidated Statements of Operations
For the Three and Nine Months Ended June 26, 2010 and June 27, 2009
(in thousands, except per unit amounts)
(unaudited)

	Three Months Ended		Nine Months Ended
	June 26, 2010	June 27, 2009	June 26, 2010	June 27, 2009
Revenues
Propane	$155,538	$139,571	$758,410	$750,392
Fuel oil and refined fuels	20,090	23,091	120,648	142,420
Natural gas and electricity	13,608	12,147	59,311	66,521
All other	8,834	9,563	30,296	33,579

	198,070	184,372	968,665	992,912

Costs and expenses
Cost of products sold	106,627	87,463	505,452	469,952
Operating	68,634	72,295	221,629	236,206
General and administrative	13,386	13,108	47,381	45,671
Depreciation and amortization	8,868	7,713	23,094	21,867

	197,515	180,579	797,556	773,696

Income before loss on debt extinguishment, interest expense and provision for income taxes	555	3,793	171,109	219,216
Loss on debt extinguishment	—	—	9,473	—
Interest expense, net	6,808	10,068	20,599	28,913

(Loss) income before provision for income taxes	(6,253)	(6,275)	141,037	190,303
Provision for income taxes	363	1,160	890	2,184

Net (loss) income	$(6,616)	$(7,435)	$140,147	$188,119

Net (loss) income per Common Unit — basic	$(0.19)	$(0.23)	$3.96	$5.73

Weighted average number of Common Units outstanding — basic	35,383	32,859	35,362	32,849

Net (loss) income per Common Unit — diluted	$(0.19)	$(0.23)	$3.94	$5.70

Weighted average number of Common Units outstanding — diluted	35,383	32,859	35,588	33,026

Supplemental Information:
EBITDA (a)	$9,423	$11,506	$184,730	$241,083
Adjusted EBITDA (a)	$9,142	$17,654	$199,062	$241,915
Retail gallons sold:
Propane	56,037	61,212	270,474	294,771
Refined fuels	6,631	9,677	38,067	50,518
Capital expenditures:
Maintenance	$2,935	$2,725	$6,907	$6,383
Growth	$606	$2,788	$6,084	$7,453
(more)

(a)	EBITDA represents net income before deducting interest expense, income taxes, depreciation and amortization. Adjusted EBITDA represents EBITDA excluding the unrealized net gain or loss on mark-to-market activity for derivative instruments and loss on debt extinguishment. Our management uses EBITDA and Adjusted EBITDA as measures of liquidity and we are including them because we believe that they provide our investors and industry analysts with additional information to evaluate our ability to meet our debt service obligations and to pay our quarterly distributions to holders of our Common Units.

In addition, certain of our incentive compensation plans covering executives and other employees utilize Adjusted EBITDA as the performance target. Moreover, our revolving credit agreement requires us to use Adjusted EBITDA as a component in calculating our leverage and interest coverage ratios. EBITDA and Adjusted EBITDA are not recognized terms under accounting principles generally accepted in the United States of America (“US-GAAP”) and should not be considered as an alternative to net income or net cash provided by operating activities determined in accordance with US-GAAP. Because EBITDA and Adjusted EBITDA as determined by us excludes some, but not all, items that affect net income, they may not be comparable to EBITDA and Adjusted EBITDA or similarly titled measures used by other companies.

The following table sets forth (i) our calculations of EBITDA and Adjusted EBITDA and (ii) a reconciliation of Adjusted EBITDA, as so calculated, to our net cash provided by operating activities:

	Three Months Ended		Nine Months Ended
	June 26, 2010	June 27, 2009	June 26, 2010	June 27, 2009

Net (loss) income	$(6,616)	$(7,435)	$140,147	$188,119
Add:
Provision for income taxes	363	1,160	890	2,184
Interest expense, net	6,808	10,068	20,599	28,913
Depreciation and amortization	8,868	7,713	23,094	21,867

EBITDA	9,423	11,506	184,730	241,083
Unrealized (non-cash) (gains) losses on changes in fair value of derivatives	(281)	6,148	4,859	832
Loss on debt extinguishment	—	—	9,473	—

Adjusted EBITDA	9,142	17,654	199,062	241,915
Add / (subtract):
(Provision for) income taxes	(363)	(240)	(890)	(804)
Interest expense, net	(6,808)	(10,068)	(20,599)	(28,913)
Unrealized (non-cash) gains (losses) on changes in fair value of derivatives	281	(6,148)	(4,859)	(832)
Compensation cost recognized under Restricted Unit Plan	1,136	644	3,153	1,885
Loss (gain) on disposal of property, plant and equipment, net	283	(147)	149	(770)
Changes in working capital and other assets and liabilities	68,722	62,851	(46,292)	11,017

Net cash provided by operating activities	$72,393	$64,546	$129,724	$223,498

The unaudited financial information included in this document is intended only as a summary provided for your convenience, and should be read in conjunction with the complete consolidated financial statements of the Partnership (including the Notes thereto, which set forth important information) contained in its Quarterly Report on Form 10-Q to be filed by the Partnership with the United States Securities and Exchange Commission (“SEC”). Such report, once filed, will be available on the public EDGAR electronic filing system maintained by the SEC.